Exhibit 99.1

BakBone Corporate Contact

Karen Fisher

858-795-7525

karen.fisher@bakbone.com

BakBone Media Contact

Aimee Maillett | Senior Account Representative

Lois Paul & Partners | www.loispaul.com

781.782.5819 | aimee_maillett@lpp.com

BAKBONE SOFTWARE REPORTS ON THIRD QUARTER

FISCAL YEAR 2007 OPERATIONS

Update on Outstanding Financial Statements

SAN DIEGO, CA – February 8, 2007- BakBone Software, Inc. (PK:BKBO), a global provider of heterogeneous integrated data protection solutions, announced today its worldwide bookings* and cash position for its third quarter of fiscal year 2007.

Q3 FY07 Bookings and Cash Position

For the quarter ended December 31, 2006, total worldwide bookings were $17.2 million from the sale of software licenses and maintenance contracts representing a 39 percent increase compared to the second quarter FY07 worldwide bookings total of $12.4 million and a 27 percent increase from $13.5 million for the same period one year ago.

“We delivered record quarterly bookings with strong demand from customers running Linux operating system environments and multimedia web-based applications,” commented Jim Johnson, president and CEO for BakBone. “Our success with one of the world’s largest Internet providers continued this quarter with BakBone delivering market-leading data protection technologies thus safeguarding the data used by millions of users.”

BakBone’s total cash balance was $5.9 million at the end of December 2006 as compared to $8.2 million at September 30, 2006. The Company paid approximately $1.5 million during the quarter for costs incurred related to its internal investigation. In addition, a payment of $443,000 was made to fulfill an obligation under the original Constant Data purchase agreement. The Company has maintained a debt-free position since July 2003.

Update on Outstanding Financial Statements

As reported in the Company’s November 14, 2006 Update to Shareholders, the Company is continuing the process of preparing financial statements in order to amend previously filed financial statements and to become current with its filing requirements.

“The Securities and Exchange Commission (SEC) has agreed to our request to file one comprehensive Form 10-K for fiscal year ended March 31, 2006 in lieu of filing amendments to previously filed reports and in lieu of filing delinquent annual and interim reports,” stated Doug Lindroth, BakBone’s chief financial officer. “In addition, we are pleased to report the Canadian Securities Administrators have concurred with this approach. By eliminating the number of reports, our filing time will be significantly expedited.”

The FY06 Form 10-K will include prior year financials, as well as expanded disclosures. The Company anticipates it will take at least 90 days to complete and file the FY06 Form 10-K. The Company also anticipates that Form 10-Q’s for the first three quarters of fiscal 2007 will be brought current within this same time period. Once all reports have been finalized, management will host a conference call and simultaneous webcast to discuss the Company’s financial and operational status.

BakBone Software and Sun MicroSystems Update

In December 2006, BakBone announced a strategic worldwide technology licensing and distribution agreement with Sun Microsystems giving Sun’s customers more choices in backup, restore and disaster recovery solutions. This agreement furthers the longstanding and successful relationship between the companies and enables the worldwide availability and global cooperative support for BakBone’s NetVault(R): Backup product suite through Sun’s direct sales force, as well as its network of channel development partners and value-added resellers (VARs).

“We are pleased Sun has chosen BakBone to be an integral part of its elite worldwide partner program to drive incremental revenue across their global footprint,” commented Johnson. “Our cooperative product launch plans are keeping pace with established timelines, and we anticipate a go-to-market launch with Sun within the next 45 days.”

*Bookings represent the total value of contracts signed or orders received during the period. The revenue associated with bookings will be recognized in accordance with our revenue recognition practices.

About BakBone Software, Inc.

BakBone Software is a leading international data protection solution provider that develops and distributes heterogeneous data backup, restore, disaster recovery, replication and storage reporting software for network storage and open-systems environments. BakBone delivers scalable solutions that address the complex demands of large enterprise environments, as well as small- to medium-sized businesses. Founded in 2000, BakBone products are used by Fortune 1000 corporations and domestic and international government entities. Distributed through a select global network of strategic partners, resellers and solution providers, interested companies can learn more about BakBone’s products and services and its newly introduced IDP vision at www.bakbone.com or email info@bakbone.com.

Safe Harbor

This press release contains forward-looking statements that involve risks, uncertainties, assumptions and other factors, which, if they do not materialize or prove correct, could cause BakBone’s results to differ materially from historical results, or those expressed or implied by such forward-looking statements. The potential risks and uncertainties may include, but are not limited to: BakBone’s ability to complete the review of its financial statements, become current in its reporting with the Securities and Exchange Commission and the Canadian Securities Administrators and have its common stock meet the standards for obtaining re-listing on the Toronto Stock Exchange; competition in its target markets; potential capital needs; management of future growth and expansions; risk of third-party claims of infringement; protection of proprietary information; customer acceptance of the Company’s products and fee structures, and the success of BakBone’s brand development efforts. Other risks that BakBone faces in its business include: risks associated with strategic alliances; reliance on distribution channels; product concentration; need to develop new and enhanced products; potential product defects; the ability to hire and retain qualified employees and key management personnel; and risks associated with changes in domestic and international market conditions and the entry into and development of international markets for BakBone’s products. Such forward-looking statements should be considered in the context of these and other risk factors disclosed in the most recent report filed with the Securities and Exchange Commission, which may be found at www.sec.gov, as well as those risk factors disclosed in the most current report filed with the Canadian Securities Administrators, which is available on SEDAR at www.sedar.com. All future written and oral forward-looking statements made by the Company or on its behalf are also subject to these factors. BakBone assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made, unless required to do so under applicable securities laws.

BakBone, BakBone Software and the BakBone logo are all trademarks or registered trademarks of BakBone Software, Inc., in the United States and/or in other countries. All other brands, products or service names are or may be trademarks, registered trademarks or service marks of, and used to identify, products or services of their respective owners.